FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr.
(614-870-5604

CORE MOLDING TECHNOLOGIES REPORTS RECORD RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2011

COLUMBUS, Ohio - March 14, 2012 -- Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the year and fourth quarter ended December 31, 2011.

Net income for year ended December 31, 2011 was $10,526,000, or $1.51 per basic and $1.44 per diluted share, compared with net income of $2,433,000, or $0.36 per basic and $0.34 per diluted share for the year ended December 31, 2010.

Total net sales were $143,421,000 in 2011, compared with $100,258,000 in 2010. Product sales increased 54% to $138,845,000 in 2011, up from $89,903,000 in 2010. The increase in sales was primarily due to higher demand from North American heavy and medium-duty truck customers and recent new business awards. Tooling sales totaled $4,576,000 in 2011 versus $10,355,000 in 2010. Revenue from tooling is sporadic in nature and fluctuates in regard to scope and related revenue on a period-to-period basis.

Total net sales for the fourth quarter were $41,302,000, compared with $31,045,000 in the same quarter of 2010. Product sales totaled $39,151,000, increasing 52% from $25,693,000 for the fourth quarter of 2010.

Net income for the quarter ended December 31, 2011 was $2,559,000, or $0.36 per basic and $0.35 per diluted share, compared with $1,821,000, or $0.27 per basic and $0.25 per diluted share in the fourth quarter of 2010.

"We are especially pleased with our sales growth and our financial results for 2011," said Kevin L. Barnett, President and Chief Executive Officer. Our markets recovered very strongly as we achieved the largest year over year sales growth in the 15-year history of our company. We are also proud to report that we set new net income and earnings per share records for the year," continued Barnett. "In 2011 we also launched several new business programs, including our new start-up subsidiary, Core Specialty Composites in Warsaw, Kentucky and we began a significant capacity expansion of our Matamoros, Mexico facility," Barnett added.

"Looking forward to 2012, we expect to see continued growth in sales both from further industry expansion and new product launches. Truck industry analysts forecast continued growth throughout 2012, over 2011 levels. We also intend to keep our focus on strengthening our organization, improving our products, serving the needs of our customers and growing our businesses," said Barnett.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, Ohio, Core operates plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Warsaw, Kentucky and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2010 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Income Statements
(in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)

Product Sales	$39,151	$25,693	$138,845	$89,903
Tooling Sales	2,151	5,352	4,576	10,355
Net Sales	41,302	31,045	143,421	100,258
Cost of Sales	33,912	25,333	113,538	83,909
Gross Margin	7,390	5,712	29,883	16,349
Selling, General and Admin. Expense	3,422	3,023	12,939	9,932
Operating Income	3,968	2,689	16,944	6,417
Interest Expense - Net	76	102	696	1,341
Income before Income Taxes	3,892	2,587	16,248	5,076
Income Tax Expense	1,333	766	5,722	2,643
Net Income	$2,559	$1,821	$10,526	$2,433
Net Income per Common Share
Basic	$0.36	$0.27	$1.51	$0.36
Diluted	$0.35	$0.25	$1.44	$0.34
Weighted Average Shares Outstanding
Basic	7,039	6,870	6,954	6,847
Diluted	7,347	7,149	7,300	7,067

Condensed Consolidated Balance Sheets
(in thousands)
	As of December 31,
	2011	2010
	(Unaudited)
Assets:
Cash	$4,634	$5,657
Accounts Receivable	22,048	14,746
Inventories	11,408	8,409
Other Current Assets	3,707	3,266
Property, Plant & Equipment - Net	49,344	43,343
Deferred Tax Asset - Net	1,045	2,520
Other Assets	1,112	1,121
Total Assets	$93,298	$79,062

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt	$4,104	$4,151
Accounts Payable	9,813	6,488
Compensation and Related Benefits	7,147	3,679
Accrued Liabilities and Other	2,748	1,911
Long-Term Debt and Interest Rate Swaps	9,808	13,932
Post Retirement Benefits Liability	9,582	10,837
Stockholders' Equity	50,096	38,064
Total Liabilities and Stockholders' Equity	$93,298	$79,062